Exhibit 99.1

New World Brands to Partner with Germany’s TELES Group:

Announces Plans to Sell IP Gear Subsidiary and to Become Exclusive
North American TELES and IP Gear Distributor

EUGENE, Oregon, August 1, 2007, New World Brands, Inc. (OTCBB: NWBD) today announced that as of July 27 it has closed the previously announced sale of its IP Gear, Ltd. subsidiary, an Israel-based VoIP R&D company, to Berlin-based TELES AG (TLI).

The stock purchase agreement provides for an initial cash payment to New World Brands, plus contingent earn-out payable over four years based upon achievement of financial targets.  In addition, TELES has agreed to provide New World Brands a line of credit facility structured over four years.

In conjunction with the sale of its IP Gear, Ltd. subsidiary, IP Gear has become the exclusive North American distributor of both TELES and IP Gear products.  TELES has agreed to provide New World Brands certain marketing subsidies, and an equipment purchase credit line, in support of the New World Brands distributorship.

The sale and purchase of IP Gear, Ltd. has an effective date of July 1, 2007 for accounting purposes.  For more information regarding the sale of IP Gear, Ltd. and the related TELES – IP Gear distribution agreement please see New World Brands’ Current Report on Form 8-K filed with the SEC on August 1, 2007, also available on the New World Brands website at www.ipgear.net.

About New World Brands

New World Brands (dba IP Gear) is a value added reseller (VAR) of telecommunications equipment to SME customers in North America, Europe and developing regions.  It is also a provider of direct call routing services. For more information, please visit our website at www.ipgear.net.

About TELES Communication Systems

TELES Communication Systems is a leading provider of equipment, solutions and services to fixed, fixed-mobile convergence and Next-Generation-Network (NGN) service providers. With millions of voice ports deployed worldwide, TELES has been at the forefront of telecom innovations for over two decades. In fact we have been hard at work developing VoIP products since 1996. Today we are showing the way forward in the growing NGN/IMS arena. The TELES product portfolio allows you to realize your IMS future: from VoIP access devices and media gateways to softswitches, next generation infrastructure implementation to value-added services network enhancement – we’ve got it covered.

Safe Harbor

We caution readers that this Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise, are based on the Company’s current expectations or beliefs rather than historical facts concerning future events, and they are indicated by words or phrases such as (but not limited to) “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “think,” “intend,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. Forward-looking statements in this release also include statements about business and economic trends. Many factors may cause our actual results to differ materially from those described in forward-looking statements, including without limitation those described under “Certain Risk Factors” in our Annual Report on Form 10-KSB, as filed with the SEC on April 17, 2007, and specifically including the risk that management’s assumptions and analysis of the potential market for existing and new products, and our competitive position in that market, prove untrue, and the risk that management will not be able to successfully address changing market conditions.

New World Brands, Inc. and TELES AG also disclaim any duty to comment upon or correct information that may be contained in reports published by the investment community.